Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-33730, 333-154640, and 333-157308 on Form S-3 and Registration Statement Nos. 333-91589, 333-100515, 333-143502, and 333-160112 on Form S-8 of MetroCorp Bancshares, Inc. and subsidiaries (the Company) of our report dated March 19, 2012, with respect to the consolidated balance sheet of the Company as of December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Houston, Texas
March 19, 2012